Exhibit 99.1

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283

AMSURG CORP. ANNOUNCES PRICING OF PUBLIC OFFERINGS OF COMMON STOCK AND MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A-1

NASHVILLE, Tenn. – (June 26, 2014) – AMSURG Corp. (NASDAQ: AMSG) today announced that it has priced its concurrent public offerings of 8,500,000 shares of its common stock at a public offering price of $45.00 per share and 1,500,000 shares of its 5.250% Mandatory Convertible Preferred Stock, Series A-1, at a public offering price of $100 per share. In addition, the underwriters in each respective offering have been granted a 30-day option to purchase up to an additional 1,275,000 shares of common stock and up to an additional 225,000 shares of Mandatory Convertible Preferred Stock, Series A-1. The common stock and mandatory convertible preferred stock offerings are separate public offerings made by separate prospectus supplements. Neither offering is contingent on the other offering or upon the consummation of the recently announced transaction between AMSURG and Sheridan Healthcare Inc. (the “Sheridan Transaction”).

Unless converted earlier, each share of Mandatory Convertible Preferred Stock, Series A-1, will convert automatically on July 1, 2017, into between 1.8141 and 2.2222 shares of AMSURG common stock, subject to customary anti-dilution adjustments. The number of shares of common stock issuable upon conversion will be determined based on the average VWAP per share of AMSURG common stock over the 20 consecutive trading day period commencing on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date.

Dividends on the shares of Mandatory Convertible Preferred Stock, Series A-1, will be payable on a cumulative basis when, as and if declared by AMSURG’s board of directors, at an annual rate of 5.250% on the initial liquidation preference of $100 per share. The dividends may be paid in cash, or subject to certain limitations, in shares of AMSURG common stock or any combination of cash and shares of common stock on October 1, January 1, April 1 and July 1 of each year, commencing on October 1, 2014, and to, and including, July 1, 2017.

The net proceeds from the common stock offering and Mandatory Convertible Preferred Stock, Series A-1, offering will be approximately $367.2 million and $145.5 million, respectively, in each case after estimated issuance discounts and commissions. AMSURG intends to use the net proceeds from these offerings, together with shares of its common stock to be issued in the Sheridan Transaction, additional debt financing and cash on hand, to finance the consideration to be paid to consummate the Sheridan Transaction, as well as repay borrowings under AMSURG’s existing credit facility, repay the outstanding balance of its senior secured notes due 2020 and pay fees and expenses related to the Sheridan Transaction. If for any reason the Sheridan Transaction does not close, then AMSURG expects to use the net proceeds from these offerings to repay outstanding indebtedness and for general corporate purposes.

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AMSG Announces Pricing of Public Offerings

June 26, 2014

Citigroup, SunTrust Robinson Humphrey, Barclays, Deutsche Bank Securities, Goldman, Sachs & Co., J.P. Morgan and Raymond James are the joint book-running managers for the common stock and Mandatory Convertible Preferred Stock, Series A-1, offerings, and BMO Capital Markets, Piper Jaffray & Co. and Cantor Fitzgerald & Co. are the co-managers for the common stock and Mandatory Convertible Preferred Stock, Series A-1, offerings.

The offerings are being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). Each offering will be made only by means of a prospectus supplement relating to such offering and the accompanying base prospectus, copies of which may be obtained by contacting Citigroup at the following address: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, email: prospectus@citi.com or toll free at 1-800-831-9146. These documents will also be filed with the SEC and will be available at the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the Sheridan Transaction and the proposed offerings and the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” or “predicts,” or the negative of these words or phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect AMSURG’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, AMSURG disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact AMSURG’s future results, performance or the Sheridan Transaction, see the section entitled “Risk Factors” in AMSURG’s related preliminary and final prospectus supplements filed with the SEC.

About AMSURG Corp.

AMSURG Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. As of March 31, 2014, AMSURG owned and operated 242 centers.

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